Exhibit 10.14

AMENDED AND RESTATED LEASE AGREEMENT

This Amended and Restated Lease Agreement (this “Lease”), is made this ____ day of October, 2007, by and between Streitz Properties, LLC, a Minnesota limited liability company (the “LESSOR”) and Advanced Lighting Systems, LLC, a Delaware limited liability company (the “LESSEE”). The LESSOR and the LESSEE are party to that certain Lease Agreement dated September 28, 2007 (the “Prior Agreement”). The LESSOR and LESSEE desire to amend and restate the Prior Agreement in its entirety.

WITNESSETH:

The LESSOR, for and in consideration of the covenants and agreements hereinafter contained to be kept and performed by the LESSEE, does hereby demise and lease to the LESSEE and the LESSEE does hereby hire and take from the LESSOR the Leased Premises, together with improvements thereon (the “Leased Premises”), located at 519 Lincoln Road, in the City of Sauk Centre, County of Stearns and State of Minnesota, further described in Exhibit A.

To have and to hold the Leased Premises hereby demised together with the rights, easements and appurtenances thereto belonging to the LESSEE, its successors and assigns, on the following terms and conditions:

1.	TERM AND USE. The term of this Lease shall commence on the 28th day of September, 2007 (the “Effective Date”), and shall continue and include the 30th day of September, 2012, unless extended or sooner terminated as hereinafter provided (the “Term”). The LESSEE may not use the Leased Premises for any unlawful use. The LESSEE further acknowledges that it has inspected the Leased Premises and accepts the Leased Premises in an “as is” condition.

2.	RENT.

(a)	FIXED RENT.

The LESSEE shall pay to the LESSOR as and for fixed rent (the “Fixed Rent”) for the Leased Premises the amount of Eight Thousand Eight Hundred Fifteen and no/100 Dollars ($8,815.00) per month, which amount shall be paid on or before the 1st day of each month during the Term. The Fixed Rent shall be payable at the office of the LESSOR at the address on the signature page of this Lease, or such other place as is designated by the LESSOR.

(b)	ADDITIONAL RENT. In addition to the Fixed Rent, the LESSEE shall pay the additional rent amounts set forth below (collectively, “Additional Rent”) and together with the Fixed Rent (the “Rent”).

i.	As Additional Rent, the LESSEE shall pay, on or before the 1st day of each month throughout the Term, 1/12th of the real estate taxes due and payable on the Leased Premises. It shall be the LESSOR’S responsibility to satisfy the real estate taxes owing on the Leased Premises in a timely fashion.

ii.	The LESSEE shall pay as Additional Rent all premiums relative to hazard and public liability insurance coverage for the Leased Premises.

iii.	Except as otherwise provided in this Lease and as Additional Rent the LESSEE shall make, at the LESSEE’S expense, all necessary repairs to the Leased Premises. Repairs shall include such items as routine maintenance of the Leased Premises, including, but not limited to, snow removal, sweeping of sidewalks, interior painting, window cleaning, glass replacement, repair and upkeep of interior plumbing and electrical systems, repairs of floors, walls, ceilings and other parts of the Leased Premises damaged or worn through normal occupancy. Notwithstanding anything in this Lease to the contrary, the LESSOR shall be responsible for repairs and maintenance of the exterior of the building, major mechanical or plumbing systems, the roof, foundation and load bearing walls and the heating, air conditioning and ventilation systems.

iv.	As Additional Rent the LESSEE shall pay, at the LESSEE’S expense, all charges for water, sewer, gas, electricity, telephone and other services and utilities used by the LESSEE on the Leased Premises during the Term.

v.	All taxes, charges, costs and expenses that the LESSEE assumes or agrees to pay hereunder, together with all interest and penalties that may accrue thereon in the event of the failure of the LESSEE to pay those items, and all other damages, costs, expenses and sums that the LESSOR may suffer or incur, or that may become due, by reason of any default of the LESSEE or failure of the LESSEE to comply with the terms and conditions of this Lease shall be deemed to be Additional Rent, and in the event of non payment, the LESSOR shall have all of the rights and remedies as hereinafter provided for failure to pay Rent.

(c)	LATE PAYMENT FEE.

If any payment of the Rent is not received by the LESSOR within fifteen (15) days of the date when due, the LESSEE shall additionally pay to the LESSOR a late charge of Five Percent (5%) of the amount of the delinquent payment.

(d)	DAMAGE DEPOSIT.

The LESSEE shall deposit with the LESSOR at the time of signing of this Lease Four Thousand and no/100 Dollars ($4,000.00) Dollars as security for the performance of the LESSEE’S obligations under this Lease. If the LESSEE shall default in the performance of any of the terms and provisions of this Lease, LESSOR may apply the damage deposit towards the payment of any damage or liability caused by such default. Provided the LESSEE is not in default of the performance of the terms and provisions hereof, the damage deposit shall be returned to the LESSEE at the conclusion of the term of this Lease. Any such deposit shall not bear interest and may be commingled with other funds of the LESSOR.

3.

POSSESSION. Except as herein provided, the LESSOR shall deliver possession of the Leased Premises in the condition required by this Lease on or before the Effective Date, subject to unavoidable delays beyond the LESSOR’S control, but delivery of possession prior to the Effective Date shall not affect the expiration date of this Lease. If the Leased

Premises shall not be available to the LESSEE for occupancy on the first day of the Term, the LESSOR shall not be liable to the LESSEE for damages, but a pro rata part of the Fixed Rent shall be abated until the Leased Premises are ready for occupancy. The taking of possession of the Leased Premises by the LESSEE shall be conclusive evidence that the Leased Premises are in the agreed condition at the commencement of the Term.

4.	UNLAWFUL USE. The LESSEE agrees not to commit or permit any act to be performed on the Leased Premises or any omission to occur which will be in violation of any statute, regulation or ordinance of any governmental body, which will increase the insurance rate on the Leased Premises or which will be in violation of any insurance policy carried on the Leased Premises by the LESSOR. The LESSEE shall not disturb other occupants of the building by making any undue noise or otherwise and shall not do or permit to be done in or about the Leased Premises anything which will be dangerous to life or limb.

5.	LESSOR’S ACCESS. The LESSOR, its employees and its agents shall have the right to enter the Leased Premises at all reasonable times for the purpose of inspecting, cleaning, repairing, altering or improving the Leased Premises or to exhibit the Leased Premises to prospective lessees, purchasers or other parties. Nothing in this section shall be interpreted as requiring the LESSOR to perform any such acts independent of the requirements of the other provisions of this Lease. The LESSOR shall also be permitted to enter the Leased Premises for the purpose of posting notices of non-responsibility for alterations, additions and repairs.

6.	IMPROVEMENTS, ALTERATIONS AND REMODELING. It is understood and agreed that the LESSEE may make improvements or alterations to the Leased Premises only upon obtaining the written consent of the LESSOR. Notwithstanding anything to the contrary in this Lease, painting of the Leased Premises and any remodeling work which would cost Five Hundred and no/100 Dollars ($500.00) or less if completed by a contractor does not require the written consent of the LESSOR.

Any remodeling work will be completed at the sole expense of the LESSEE who agrees to complete any remodeling in a good and workmanlike fashion, The LESSEE also agrees that any resulting damage to the structure of the Leased Premises, together with the costs of reconstruction, repair and maintenance, would be the sole obligation of the LESSEE. The LESSEE further agrees that it will not create or permit to accrue any liens, mechanic’s liens, encumbrances or adverse claims against the real estate and the Leased Premises which would constitute a lien or claim against the LESSOR’S interest in the property. The LESSEE agrees to pay the LESSOR all amounts, costs and expenses, including reasonable attorneys’ fees, incurred by the LESSOR to remove any such lien or adverse claim. Further, all improvements made in the course of remodeling and during the Term shall remain with the real estate and shall become the property of the LESSOR.

7.	CARE OF LEASED PREMISES. Subject to Section 2 of this Lease, all care, maintenance and repair of the Leased Premises shall be the sole responsibility of the LESSEE and shall be performed at the discretion and expense of the LESSEE. In the event any such care, maintenance or repair is performed by the LESSOR or its designees, the LESSOR shall be entitled to reimbursement therefor pursuant to the provisions contained in Section 2 hereof.

8.	MANAGEMENT OF PREMISES. During the Term, the LESSEE shall assume all managerial responsibilities and duties with respect to the Leased Premises and any lessees thereof.

9.	WARRANTIES OF TITLE AND QUIET POSSESSION. The LESSOR covenants that the LESSOR has the right to make this Lease subject to the terms hereof, and the LESSEE shall have quiet and peaceful possession of the Leased Premises during the Term as against the acts of all parties claiming title to, or a right to the possession of, the Leased Premises.

10.	ASSIGNMENT AND SUBLETTING. The LESSEE may, without the LESSOR’S consent, assign this Lease to a corporation with which the LESSEE may merge or consolidate, to any subsidiary of the LESSEE, to any business entity under common control with the LESSEE or to a purchaser of substantially all of the LESSEE’S assets. Except as set forth above, the LESSEE shall not sublease all or any part of the Leased Premises, or assign this Lease in whole or in part without the LESSOR’S prior written consent. Consent by the LESSOR to one assignment of this Lease or to one subletting of the Leased Premises shall not be a waiver of the LESSOR’S rights under this Lease as to any subsequent assignment or subletting. The LESSOR’S rights to assign this Lease are and shall remain unqualified.

11.	EMINENT DOMAIN. If the Leased Premises are taken by any public authority under the power of eminent domain or sold to any public authority pursuant to threat of eminent domain, the LESSEE shall receive a proportionate share of the damages it has suffered for the loss of the remainder of its lease. These damages shall be mutually agreeable to the governmental authorities exercising the power of eminent domain, to the LESSOR and to the LESSEE. In the event that there is not mutuality of agreement, the division of the damages shall be determined by arbitration as provided in Section 36 hereof.

12.	FIRE AND OTHER CASUALTY. If fire or other casualty shall render the Leased Premises untenantable, this Lease shall terminate forthwith, and any prepayments of Rent shall be refunded by the LESSOR pro rata; provided, however, that if the Leased Premises can be repaired within ninety (90) days from the date of such event, then at the LESSOR’S option, by notice in writing to the LESSEE, mailed within thirty (30) days after such damage or destruction, this Lease shall remain in full effect but the Rent for the period during which the Leased Premises are untenantable shall be abated pro rata.

13.	INSURANCE. It shall be the responsibility of the LESSEE to assure that the Leased Premises are covered by hazard and public liability insurance policies. The hazard insurance policies shall insure the Leased Premises against loss or damage by fire and other perils as required by the Minnesota Standard Fire Insurance Policy and extended coverage endorsements. Property damage shall be insured against in the amount of Eight Hundred Fifty Thousand and no/100 Dollars ($850,000.00). The public liability insurance policy shall provide coverage at least in the amount of One Million and no/100 Dollars ($1,000,000.00) per incident. The payment of the premiums therefor shall be made by the LESSEE as Additional Rent, and in the event the LESSEE chooses to maintain the current policies, a proration as of the commencement of the Term of any prepaid premiums shall be made. The LESSEE shall provide a copy of the insurance coverage required under this section to the LESSOR and said insurance coverage shall name the LESSOR as an additional insured.

14.	SURRENDER. On the last day of the Term or on the sooner termination thereof, the LESSEE shall peaceably surrender the Leased Premises in good condition and repair, reasonable wear and tear expected, consistent with the LESSEE’S duty to make repairs as provided in Sections 2 and 6 hereof. On or before the last day of the Term or the sooner termination thereof, the LESSEE shall at its expense remove all of its equipment from the Leased Premises, and any property not removed shall be deemed abandoned. All alterations, addition and fixtures, other than the LESSEE’S equipment, which have been made or installed by either the LESSOR or the LESSEE on the Leased Premises shall remain as the LESSOR’S property and shall be surrendered with the Leased Premises as a part thereof. If the Leased Premises are not surrendered at the end of the Term or the sooner termination thereof, the LESSEE shall indemnify the LESSOR against any loss or liability resulting from delay of the LESSEE in so surrendering the Leased Premises, including without limitation claims made by any succeeding lessee founded on such delay. The LESSEE shall promptly surrender all keys for the Leased Premises to the LESSOR at the place then fixed for payment of Rent and shall inform the LESSOR of combinations of any locks or safes on the Leased Premises. In no event shall the LESSEE be deemed to have abandoned the Leased Premises or this Lease during the Term unless the LESSEE first obtains the express permission of the LESSOR. The provisions of this section shall survive the termination of this Lease.

15.	HOLDING OVER. In the event that the LESSEE remains in possession of the Leased Premises after the expiration of this Lease without the execution of a new lease, it shall be deemed to be occupying the Leased Premises as a lessee from month to month, subject to all the conditions, provisions, and obligations of this Lease insofar as they can be applicable to a month-to-month tenancy.

16.	NONPAYMENT OF RENT; DEFAULTS. On the occurrence of any of the following: (a) a Rent payment from the LESSEE to the LESSOR shall be and remain unpaid in whole or part for more than fifteen (15) days after it is due and payable and such default shall continue for a period of fifteen (15) days after the LESSOR sends written notice to LESSEE of such default; (b) the LESSEE’S violation or default in any of the other covenants, agreements, stipulations, or conditions herein, and such violation or default shall continue for a period of thirty (30) days after written notice from the LESSOR of such violation or default; or (c) if the LESSEE shall be adjudged bankrupt or file a petition in bankruptcy or for any arrangements under the bankruptcy code or become insolvent or have appointed a receiver of its property; then it shall be optional for the LESSOR to declare this Lease forfeited and the Term ended and to reenter the Leased Premises.

In the event of a default, the LESSOR may immediately at any time thereafter, without further notice on demand, enter into and upon the Leased Premises and take possession of the same without such reentry working a forfeiture of the Rents to be paid or the covenants to be performed by the LESSEE for the full Term of this Lease. The LESSOR may elect to lease or sublease the Leased Premises or any part thereof on such terms and conditions and for such Rent and for such time as the LESSOR may elect and after crediting the Rent actually collected by the LESSOR from such re-letting on the Rent stipulated to be paid under this Lease, collect from the LESSEE any balance remaining due from time to time on the Rent reserved under this Lease, charging to the LESSEE such reasonable expenses as the LESSOR may expend in putting the Leased Premises hack into tenantable condition.

17.	DEFAULT OF LESSOR. Subject to Section 16, the LESSOR shall not be deemed to be in default under this Lease until the LESSEE has given the LESSOR written notice specifying the nature of the default and the LESSOR does not cure such default within thirty (30) days after receipt of such notice or within such reasonable time thereafter as may be necessary to cure such default where such default is of such a character as to reasonably require more than thirty (30) days to cure.

18.	COVENANTS TO HOLD HARMLESS. Except in the case of the negligence or willful and intentional acts or omissions of the LESSOR, its agents or its employees, the LESSEE agrees to save, hold harmless and defend the LESSOR against any liability for damages to any person or property in or about the Leased Premises. The LESSOR shall not be liable to the LESSEE, its agents, employees, representatives, customers or invitees for any personal injury, death or damage to property caused by theft, burglary, water, gas, electricity, fire or for other cause occurring on or about the Leased Premises. All property kept, stored or maintained in the Leased Premises shall be so kept, stored or maintained at the sole risk of the LESSEE. The LESSEE agrees to promptly pay all sums of money in respect of labor, services, materials, supplies or equipment furnished or alleged to have been furnished to the LESSEE in or about the Leased Premises.

19.	WAIVER OF SUBROGATION. The LESSOR and the LESSEE hereby mutually waive as against each other any claim or cause of action for any loss, cost, damage or expense as a result of the occurrence of perils covered by the Minnesota Standard Fire Insurance Policy and extended coverage endorsements.

20.	MECHANIC’S LIENS. The LESSEE hereby covenants and agrees that the LESSEE will not permit or allow any mechanic’s or materialman’s liens to be placed on the LESSOR’S interest in the Leased Premises during the Term. Notwithstanding the previous sentence, however, in the event any such lien shall be so placed on the LESSOR’S interest, the LESSEE shall take all steps necessary to see that it is removed within thirty (30) days of its being filed; provided, however, that the LESSEE may contest any such lien provided the LESSEE first posts a surety bond, in favor of and insuring the LESSOR, in an amount equal to 125% of the amount of any such lien.

If the LESSEE fails to take such steps as are necessary to remove the lien from the Leased Premises, the LESSOR shall have the option of taking such steps or paying such amounts as it deems reasonable to satisfy or discharge said lien and the LESSEE agrees to indemnify and hold the LESSOR harmless from any costs or expenses incurred by the LESSOR in obtaining a release of the lien and which amounts will be due and payable within ten (10) days of notice as Additional Rents owing under this Lease. If said payment is not made the LESSEE will be considered to be in default of this Lease.

21.	HAZARDOUS WASTE. To the best of the LESSOR’S knowledge, there is no hazardous waste on the Leased Premises as of the Effective Date. The LESSEE represents, warrants and covenants to the LESSOR as follows:

(a)

The LESSEE will cause the Leased Premises at all times to be and remain in compliance with all applicable laws, ordinances and regulations (including consent decrees and administrative orders) relating to public health and safety and protection of the environment, including those statutes, laws, regulations and ordinances identified in subparagraph (g), all as amended and modified from time to time (collectively, “Environmental Laws”). The LESSEE agrees to obtain and keep in effect all governmental permits and approvals relating to the use or operation of the Leased Premises required by applicable Environmental Laws.

(b)	The LESSEE will not cause or permit to occur any generation, manufacture, storage, treatment, transportation, release or disposal of “hazardous material”, as that term is defined in subparagraph (g), on, in, under, about or from the Leased Premises except in minor quantities required for the conduct of the LESSEE’S business and pursuant to handling practices permitted by law. If any hazardous material (other than as so permitted by law, and determined to have occurred after the Effective Date) is found on the Leased Premises, or if the LESSEE or any one of its employees, agents, contractors, suppliers or invitees causes, contributes to or aggravates any release or disposal of any hazardous material on, in, under or about the Leased Premises, the LESSEE, at its own cost and expense, will immediately take such action as is necessary to detain the spread of and remove the hazardous material to the complete satisfaction of the LESSOR and the appropriate governmental authorities.

(c)	The LESSEE will immediately notify the LESSOR and provide copies upon receipt of all written complaints, claims, citations, demands, inquires, reports or notices relating to compliance with Environmental Laws. The LESSEE will, at its sole cost, promptly cure and have dismissed with prejudice any such actions. The LESSEE will keep the Leased Premises free of any lien imposed pursuant to any Environmental Laws.

(d)	The LESSOR shall have the right at all reasonable times and from time to time to conduct environmental audits of the Leased Premises, and the LESSEE will cooperate in the conduct of those audits. The audits will be conducted by a consultant of the LESSOR’S choosing, and if any hazardous material (other than minor quantities handled as permitted by law) is detected or if a violation of any of the warranties, representations or covenants contained in this section is discovered, the fees and expenses of such consultant will be borne by the LESSEE and will be paid as Additional Rent under this Lease on demand by the LESSOR.

(e)	If the LESSEE breaches or fails to comply with any of the foregoing warranties, representations and covenants, the LESSOR may cause the removal (or other cleanup acceptable to the LESSOR) of any hazardous material from the Leased Premises. The costs of such hazardous material removal and any other cleanup (including transportation and storage costs) will be Additional Rent under this Lease, whether or not a court or administrative agency has ordered the cleanup, due and payable on the LESSOR’S demand. The LESSEE hereby grants the LESSOR, its employees, agents, contractors, access to the Leased Premises to remove or otherwise clean up any hazardous material. The LESSOR, however, has no affirmative obligation to remove or otherwise clean up any hazardous material, from the Leased Premises, and nothing in this Lease will be construed as creating any such obligation.

(f)

The LESSEE agrees to indemnify, defend and hold the LESSOR, and the LESSOR’S heirs, devisees, successors and assigns, affiliates, employees and agents free and harmless form and against all losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, costs, judgments, suits, proceedings, damages (including consequential damages), disbursements or expenses of any kind (including attorneys’ and experts’ fees and expenses incurred in investigating, defending or prosecuting any litigation, claim or proceeding) that may at any time be imposed upon, incurred by, or asserted, or awarded against the LESSOR or any of them in connection with or arising from or out of: (i) any hazardous material on, in, under, or affecting all or any portion of the Leased Premises, if determined to have occurred after the Effective Date; (ii) any violation or claim of violation by the LESSEE, its employees, agents, contractors, suppliers or invitees of any Environmental Law; or (iii) the imposition of any lien against the Leased Premises for the recovery of any costs for environmental cleanup or other response costs relating to the release or threatened release of hazardous material.

This indemnification is the personal obligation of the LESSEE and shall survive termination of this Lease. The LESSEE, its successors and assigns waive, release and agree not to make any claim or bring any cost recovery action against the LESSOR under CERCLA, as that term is defined in subparagraph (g), or any state equivalent or any similar law now existing or enacted after the Effective Date.

(g)	For purposes of this Lease, “hazardous material” means: (i) “hazardous substances” or “toxic substances” as those terms are defined by the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), 42 U.S.C. Sec. 9601, et seq., or the Hazardous Materials Transportation Act, 49 U.S.C. Sec. 1801, et seq., both as amended to and after the Effective Date; (ii) “hazardous wastes”, as that term is defined by the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. Sec. 6901, et seq., as amended to and after the Effective Date; (iii) any pollutant or contaminant or hazardous, dangerous, or toxic chemicals, materials or substances within the meaning of any other applicable federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste substance or material, all as amended to and after the Effective Date; (iv) crude oil or any fraction of it that is liquid as standard conditions of temperature and pressure (60) degrees Fahrenheit and 14.7 pounds per square inch absolute); (v) any radioactive material, including any source, special nuclear or by product material as defined at 42 U.S.C. #2011, et seq., as amended to and after the Effective Date; (vi) asbestos in any form or condition; and (vii) polychlorinated biphenyl’s (“PCBs”) or substances or compounds containing PCBs.

22.	NO PARTNERSHIP, JOINT VENTURE, OR FIDUCIARY RELATIONSHIP CREATED HEREBY. Nothing contained in this Lease shall be interpreted as creating a partnership, joint venture or relationship of principal and agent between the LESSOR and the LESSEE, it being understood that the sole relationship created hereby is one of landlord and tenant.

23.	CUMULATIVE RIGHTS. No right or remedy herein conferred on or reserved to the LESSEE or the LESSOR is intended to be inclusive of any other right or remedy hereof provided by law, but each shall be cumulative in and in addition to every other right or remedy given herein or not or hereafter existing at law or in equity or by statute.

24.	REASONABLE CONSENT. Whenever the LESSOR’S or the LESSEE’S approval or consent shall be required herein, such approval or consent shall not be arbitrarily or unreasonably conditioned, delayed or withheld and shall be deemed to have been given, unless within twenty (20) days of the request therefor, the LESSOR or the LESSEE as appropriate, is denying such approval or consent, stating in such notice the reasonable ground therefor.

25.	ATTORNEYS’ FEES. If any action at law or in equity shall be brought in court to recover any Rent under this Lease or on account of any breach of or to enforce or interpret any of the covenants, terms or conditions of this Lease or for the recovery of the possession of the Leased Premises, the prevailing party’s costs, including its reasonable attorneys’ fees, the amount of which shall be fixed by the court, shall be made a part of any judgment and decree rendered.

26.	FURTHER ASSURANCES. In addition to any other information which may reasonably be requested, either party shall without charge, at any time and from time to time hereafter, within (10) days after written request for the same, certify by written instrument duly executed and acknowledged to any person, firm or corporation specified in such request:

(a)	Whether this Lease has been supplemented or amended, and if so, the substance and manner of such supplement or amendment;

(b)	The validity and force and effect of this Lease, in accordance with its tenor as then constituted;

(c)	The existence of any default thereunder;

(d)	The existence of any offsets, counterclaims or defenses thereto on the part of such other party; and

(e)	The commencement and expiration dates of the Term of this Lease.

Any such certification may be relied on by the party who requested it and by any other person, firm or corporation to whom it may be exhibited or delivered, and the contents of the certificate shall be binding on the party executing it.

27.

NOTICES. All communications, demands, notices or objections permitted or required to be given or served under this Lease shall be in writing and shall be deemed to have been duly given or served if delivered in person to the other party or its duly authorized agent or if deposited in the United States mail, postage prepaid, for mailing by certified or registered mail, return receipt requested, or if telegraphed, by prepaid telegram, and addressed to the other party to this Lease, to the address set forth next to the party’s signature at the end of this Lease, or if to a person not a party to this Lease, to the address designated by a party to this Lease in the foregoing manner. Any party may change it’s address by giving notice in writing, stating its new address, to any other party as provided in the foregoing manner. Commencing on the tenth (10th) day after giving of notice, the newly designated address shall be that party’s address for the purpose of all communications, demands, notices or objections permitted or required to be given or served under this Lease.

28.	SUCCESSORS AND ASSIGNS. This Lease shall be binding on and shall inure to the benefit of the parties hereto and their respective assigns, executors, heirs, personal representatives and successors.

29.	SUBORDINATION. The LESSEE agrees that at the LESSOR’S election this Lease shall be subordinate to any land lease, mortgages or trust deeds now on or that may later be placed on the Leased Premises and to any and all advances to be made thereunder, and to the interest thereon, and all renewals, replacements and extensions thereof. The LESSEE hereby appoints the LESSOR as its attorney-in-fact to execute such documents as may be required to accomplish such subordination.

30.	AMENDMENT, MODIFICATION OR WAIVER. No amendment, modification or waiver of any condition, provision or term of this Lease shall be valid or of any effect unless made in writing, signed by the party or parties to be bound or by its duly authorized representative, and specifying with particularity the extent and nature of such amendment, modification or waiver. Any waiver by any party of any default of another party shall not affect or impair any right arising from any subsequent default.

31.	SEVERABLE PROVISIONS. Each provision, section, sentence, clause, phrase and word of this Lease is intended to be severable. If any provision, section, sentence, clause, phrase or word hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Lease.

32.	ENTIRE AGREEMENT. This Lease contains the entire understanding of the parties hereto with respect to the transactions contemplated hereby and supersedes and replaces all prior agreements and understandings between the parties with respect to such subject matter, including, without limitation, the Prior Agreement. No representations, warranties, undertakings or promises, whether oral, implied, written, or otherwise, have been made by either party hereto unless expressly stated in this Lease or unless mutually agreed to in writing between the parties hereto after the Effective Date, and neither party has relied on any verbal representations, agreements or understandings not expressly set forth herein.

33.	CAPTIONS, HEADING OR TITLES. All captions, headings or titles in the paragraphs or sections of this Lease are inserted for convenience of reference only and shall not constitute a part of this Lease as a limitation of the scope of the particular paragraphs or sections to which they apply.

34.	REFERENCE TO GENDER. Where appropriate, the feminine gender may be read as the masculine gender or the neuter gender; the masculine gender may be read as the feminine gender or the neuter gender; and the neuter gender may be read as the masculine gender or the feminine gender.

35.	MINNESOTA LAW. This Lease shall be construed and enforced in accordance with the laws of the State of Minnesota.

36.	ARBITRATION. Any claim or controversy arising out of or relating to this Lease or to the breach thereof shall be settled by arbitration in accordance with the rules of the American Arbitration Association, and judgment on the award granted by the arbitrator may be entered in any court having jurisdiction thereof. The place of arbitration shall be Hennepin County, Minnesota, or any other place mutually agreed on by the parties.

IN WITNESS WHEREOF, the parties hereto have executed this Lease the day and year first above written.

LESSOR’S ADDRESS:	LESSOR: STREITZ PROPERTIES, LLC
519 Lincoln Drive Sauk Centre MN 56378	/s/ Paul Streitz
Paul Streitz, Its Chief Manager

LESSEE’S ADDRESS:	LESSEE: ADVANCED LIGHTING SYSTEMS, LLC
c/o Nexxus Lighting, Inc. 124 Floyd Smith Drive, Suite 300 Charlotte, North Carolina, 28262	By: Nexxus Lighting, Inc., As its sole member /s/ John Oakley John Oakley, Its Chief Financial Officer

EXHIBIT A

LEGAL DESCRIPTION

Lot Three (3), Block Two (2), Sauk Centre Industrial Park, Stearns County, Minnesota

Building Square Footage

Offices: Approximately 7,800 square feet (from the wall of production area back plus the second floor)

Electronic Storage Area: Approximately 900 square feet

Warehouse: Approximately 10,335 square feet

Total Square Feet: Approximately 19.035

Lot Size: Approximately 1.937 Acres

GUARANTY

This Guaranty is made and entered into this _____ day of October, 2007 by Nexxus Lighting, Inc., a Delaware corporation. FOR VALUE RECEIVED, and for the purpose of enabling Advanced Lighting Systems, LLC, to enter into the Amended and Restated Lease Agreement dated of even date herewith by and between Advanced Lighting Systems, LLC and Streitz Properties, LLC, the undersigned hereby guaranties absolutely and unconditionally the performance by Advanced Lighting Systems, LLC of all of the terms and conditions of the Lease to be performed by Advanced Lighting Systems, LLC thereunder, and the undersigned does hereby agree to indemnify and to hold Streitz Properties, LLC, its successors and assigns, harmless from and against any and all liability, loss, damage or expense, including attorney’s fees, which it may incur or sustain by reason of the failure of Advanced Lighting Systems, LLC to fully perform and comply with the terms and obligations of the Lease. No renewal or extension of time of payment of the payments required under the Lease, no delay in enforcement of payment of the Lease obligations or this Guaranty and no delay or omission in exercising any right or power with respect to the Lease or this Guaranty shall affect the liability of the undersigned hereunder.

The undersigned waives presentment, protest, demand, notice of default, notice of any extensions herein granted or other action taken in reliance hereon, and all demands and notices of any kind in connection with this Guaranty or the Lease.

The Guaranty shall remain in full force and shall be binding upon the undersigned throughout the term of the Lease and any extensions thereof.

IN WITNESS WHEREOF, the undersigned has hereunto set its hand the day and year first above-written.

NEXXUS LIGHTING, INC.

By:
Name
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